Ex. 2.6
Execution Version
EQUITY PURCHASE AGREEMENT
This Equity Purchase Agreement (the “Agreement”) is made as of March 7, 2022 by and between Luna Innovations Incorporated, a Delaware corporation (the “Seller”) and _________ (“Purchaser”). In consideration of the mutual promises contained herein, the parties agree as follows.
1.Purchase and Sale of Equity.
(a)Purchase and Sale. Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to Purchaser, the number of Class B Common Units (the “Units”) of Luna Labs LLC (the “Luna Labs”) set forth on the Purchaser’s signature page hereto for the consideration, in the amount and in the form. set forth on the Purchaser’s signature page hereto.
(b)Operating Agreement. Concurrently with the Seller’s issuance of the Units to Purchaser, Purchaser shall execute a counterpart signature page, and become a party, to the Amended and Restated Limited Liability Company Operating Agreement of Luna Labs attached as Exhibit A to this Agreement (the “Operating Agreement”).
(c)Closing. The closing of the transactions contemplated by this Agreement, including payment for and delivery of the Units, will occur at the offices of the Seller immediately following the execution of this Agreement, or at such other time and place as the parties may mutually agree.
2.Seller Representations. In connection with its sale of the Units, the Seller represents to Purchaser the following:
(a)The Seller has good and marketable right, title and interest (legal and beneficial) in and to all of the Units, free and clear of all liens, charges, pledges, covenants, restrictions or other encumbrances or adverse claims or rights of others. At the closing of the transactions contemplated by this Agreement, the Seller’s entire right, title and interest in and to the Units shall be conveyed to Purchaser as set forth herein.
(b)The Seller has full power and authority to enter into this Agreement. The Seller has the full power and authority to sell, transfer, assign and otherwise dispose of the Units. The execution, delivery and performance by the Seller of this Agreement has been duly authorized by all requisite action by the Seller and this Agreement constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.
(c)There is no active claim, action, suit, proceeding, arbitration, complaint, charge or investigation that questions the validity of this Agreement or the right of the Seller to enter into the Agreement or to consummate the transactions contemplated by this Agreement.
3.Purchaser Representations. In connection with the purchase of the Units, Purchaser represents to the Seller the following:
(a)Purchaser has full power and authority to enter into this Agreement. The execution, delivery and performance by Purchaser of this Agreement has been duly authorized by all requisite action by Purchaser and this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.
(b)There is no active claim, action, suit, proceeding, arbitration, complaint, charge or investigation that questions the validity of this Agreement or the right of Purchaser to enter into the Agreement or to consummate the transactions contemplated by this Agreement.
(c)Purchaser, as a current member of the management team of Luna Labs responsible for operating Luna Labs’ business, is aware of the Luna Labs’ business affairs and financial condition and has acquired sufficient information about Luna Labs to reach an informed and knowledgeable decision to acquire the Units. Purchaser is purchasing the Units for investment for Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).
(d)Purchaser understands that the Units have not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed in this Agreement.
(e)Purchaser further acknowledges and understands that the Units must be held indefinitely unless the Units are subsequently registered under the Act or an exemption from such registration is available. Purchaser further acknowledges and understands that Luna Labs is under no obligation to register the Units.
(f)Purchaser is familiar with the provisions of Rule 144 under the Act as in effect from time to time, that, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of such securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions.
(g)Purchaser further understands that at the time Purchaser wishes to sell the Units there may be no public market upon which to make such a sale, and that, even if such a public market then exists, Luna Labs may not be satisfying the current public information requirements of Rule 144, and that, in such event, Purchaser may be precluded from selling the Units under Rule 144 even if the minimum holding period requirement had been satisfied.
(h)Purchaser further warrants and represents that Purchaser has either (i) preexisting personal or business relationships, with Luna Labs or any of its officers, directors or controlling persons, or (ii) the capacity to protect Purchaser’s own interests in connection with the purchase of the Units by virtue of the business or financial expertise of Purchaser or of professional advisors to Purchaser who are unaffiliated with and who are not compensated by the Seller, Luna Labs or any of their affiliates, directly or indirectly.
(i)Purchaser acknowledges that Purchaser has read all tax related sections and further acknowledges Purchaser has had an opportunity to consult Purchaser’s own tax, legal and financial advisors regarding the purchase of Units under this Agreement.
(j)Purchaser acknowledges and agrees that in making the decision to purchase the Units under this Agreement, Purchaser has not relied on any statement, whether written or oral, regarding the subject matter of this Agreement, except as expressly provided in this Agreement and in the attachments and exhibits to this Agreement.
(k)If Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)), Purchaser has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Units or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Units, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Units.  Purchaser’s subscription and payment for and continued beneficial ownership of the Units will not violate any applicable securities or other laws of Purchaser’s jurisdiction.
(l)Purchaser acknowledges that the Units are subject to certain restrictions set forth in the Operating Agreement.
(m)Purchaser has reviewed the representations and warranties regarding Luna Labs in Section 5 of the draft Equity Purchase Agreement, by and among the Seller, Luna Labs, Mereo Capital Partners I, LP and Point Lookout Capital Partners IV, LLC provided to Purchaser by the Seller on the date of this Agreement, and Purchaser is not aware of any inaccuracies in such representations and warranties, other than as disclosed in the draft Disclosure Schedule provided to Purchaser by the Seller on the date of this Agreement.
Equity Purchase Agreement

4.Release and Waiver.
(a)In consideration of the Seller’s effecting the transactions contemplated by this Agreement and other good and valuable consideration, effective upon the closing of such transactions, Purchaser, on behalf of himself or herself and his or her respective successors and assigns, irrevocably and unconditionally forever discharges, acquits and releases the Seller and its officers, directors, employees, agents, attorneys, parents, subsidiaries, affiliates, partners, members, managers and joint venturers, and representatives of the foregoing (collectively, the “Releasees”) from all rights, claims, charges, costs, losses, complaints, obligations, promises, debts, expenses (including attorneys’ fees and costs actually incurred), liabilities, damages, actions, causes of action, controversies, suits, demands, orders, contracts, agreements and relationships, of whatever kind or nature, known or unknown, suspected or unsuspected, past, present or future, whether contractual or fiduciary, both at law and in equity (collectively, “Claims”); provided, however, that nothing in this release is intended, nor shall be construed, to release any Claims (i) based on or arising from willful misconduct or criminal activity by the Releasees, (ii) arising out of any agreement or transaction entered into by the parties after the date hereof, (iii) that are not releasable under applicable law, or (iv) arising out of the Releasees’ breach of this Agreement.
(b)Purchaser, on behalf of himself or herself and his or her respective successors or assigns, has considered the possibility that Purchaser may not now fully know the nature or value of the Claims. Nevertheless, Purchaser, on behalf of himself or herself and his or her respective successors or assigns, intends to assume the risk of releasing such unknown claims. TO THAT END, PURCHAESR EXPRESSLY WAIVES HIS OR HER RIGHTS UNDER ANY STATUTORY PROVISION SIMILAR TO THE FOLLOWING: “A GENERAL RELEASE DOES NOT EXTEND TO THE CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” PURCHASER, ON BEHALF OF HIMSELF OR HERSELF AND HIS OR HER RESPECTIVE SUCCESSORS OR ASSIGNS, ALSO HEREBY WAIVES THE BENEFITS OF, AND ANY RIGHTS PURCHASER MAY HAVE UNDER ANY STATUTORY OR COMMON LAW PRINCIPLE OF SIMILAR EFFECT IN ANY JURISDICTION.
5.Miscellaneous.
(a)Distribution of M&T Loan Proceeds and Repayment of Debt Financed Distribution Note. Following the consummation of the transactions contemplated by this Agreement and in connection therewith, Luna Labs will borrow from M&T Bank $6,000,000 and immediately thereafter, Luna Labs shall distribute such debt proceeds to its members in accordance with such members’ respective equity capital investments, including amounts to (i) Management Members (as defined in the Operating Agreement) totaling $1,651,376.15 in the aggregate, (ii) Mereo Capital (as defined in the Operating Agreement) in the amount of $3,302,752.29 and (iii) Point Lookout (as defined in the Operating Agreement) in the amount of $825,688.07. Purchaser shall use his or her proceeds from such distribution to pay off in full the Debt Financed Distribution Note (as defined on the signature page below), and shall, promptly following receipt, pay over or cause to be paid over such amounts to the Seller in full satisfaction of the Debt Financed Distribution Note.
(b)Notices. All notices required or permitted hereunder will be in writing and will be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not sent during normal business hours of the recipient, then on the next business day; (iii) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the other party to this Agreement at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by 10 days’ advance written notice to the other party hereto.
(c)Successors and Assigns. This Agreement will inure to the benefit of the successors and assigns of the Seller and, subject to the restrictions on transfer herein set forth, be binding upon Purchaser, Purchaser’s successors, and assigns. The parties acknowledge that Luna Labs is a direct third party beneficiary of this Agreement.
Equity Purchase Agreement

(d)Attorneys’ Fees. The prevailing party in any suit or action hereunder will be entitled to recover from the losing party all costs incurred by it in enforcing the performance of, or protecting its rights under, any part of this Agreement, including reasonable costs of investigation and attorneys’ fees.
(e)Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement will be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Seller’s principal place of business.
(f)Further Execution. The parties agree to take all such further actions as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.
(g)Independent Counsel. Purchaser acknowledges that this Agreement has been prepared on behalf of the Seller by Cooley LLP, counsel to the Seller and that Cooley LLP does not represent, and is not acting on behalf of, Purchaser in any capacity. Purchaser has been provided with an opportunity to consult with his, her or its own counsel with respect to this Agreement.
(h)Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.
(i)Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision will be excluded from this Agreement, (ii) the balance of the Agreement will be interpreted as if such provision were so excluded and (iii) the balance of the Agreement will be enforceable in accordance with its terms.
(j)Counterparts. This Agreement (including any schedules and/or exhibits hereto or thereto) may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
[Signature Pages Follow]

Equity Purchase Agreement

The undersigned have executed this Equity Purchase Agreement as of the date first referenced above.

SELLER:

Luna Innovations Incorporated

By:

	Name:	_____________________________
	Title:	_____________________________

E-mail:

Address:	301 1st Street, SW Suite 200 Roanoke, VA 24011

Signature Page to Equity Purchase Agreement

The undersigned have executed this Equity Purchase Agreement as of the date first referenced above.

PURCHASER:

Name: _________
By: _________________________________________ Name: _______________________________________ Title: ________________________________________

E-mail:

Address	____________________________________ ____________________________________ ____________________________________

Total Equity purchased:	_________ Class B Common Units of Luna Labs
Purchase Price per Unit:	$1.00
Total Purchase Price:	$_________
Form of Payment:

Cash: $_________

Promissory Note in the form attached to this Agreement as Exhibit B (the “Purchase Price Note”): $_________

Promissory Note in the form attached to this Agreement as Exhibit C (the “Debt Financed Distribution Note”): $_________

Signature Page to Equity Purchase Agreement

Exhibit A
AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

Exhibit B
Signature Page to Equity Purchase Agreement

Exhibit C
Exhibit C
FORM OF PROMISSORY NOTE (PURCHASE PRICE NOTE)
Signature Page to Equity Purchase Agreement

A.
FORM OF PROMISSORY NOTE (DEBT FINANCED DISTRIBUTION NOTE)

Exhibit C to Equity Purchase Agreement